EXHIBIT 3.2

AMENDMENT NO. 1 TO

BUYING.COM LLC

OPERATING AGREEMENT

THIS AMENDMENT NO. 1 TO BUYING.COM LLC OPERATING AGREEMENT (this “Amendment”) is made as of August 16, 2018, by and among the signatories hereto.

RECITALS

WHEREAS, the members of Buying.com LLC, a Wyoming limited liability company (the “LLC”), entered into that certain Amended and Restated Operating Agreement effective as of June 5, 2018 (the “Operating Agreement”).

WHEREAS, the Members of the LLC desire to amend the Operating Agreement as set forth herein and such undersigned Members hold 100% of the percentage interests in the LLC.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to the following:

1. Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Operating Agreement.

2. Amendment to Section 5. Section 5 of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“5. The initial Manager of the LLC is designated to be Jeanmarie Gabriel. The number of Managers shall initially be comprised of one (1) Manager, which number may be increased or decreased by the vote of Members holding at least a majority of the percentage interests in the LLC. The Managers shall be appointed by the vote of Members holding at least a majority of the percentage interests in the LLC. Managers may be removed only by the vote of the Members holding at least a majority of the percentage interests in the LLC. The LLC shall take such reasonable actions as are necessary to facilitate such removals or appointments, including, without limitation, calling a special meeting for the election of Managers and soliciting the votes of the appropriate Members.”

3. Effect of Amendment. Except as amended as set forth above, the Operating Agreement shall continue in full force and effect.

4. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Wyoming, without regard to or application of its conflict of laws principles.

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In Witness Whereof, each of the signatories below has executed this Amendment as of the day and year first above written.

MEMBERS:

/s/ Jeanmarie Gabriel
Jeanmarie Gabriel, Member and Manager